As filed with the Securities and Exchange Commission on July 23, 2003.
     Post-Effective Amendment No. 2 to Registration Statement No. 333-71421-00
    _______________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                         ____________________________
                       POST-EFFECTIVE AMENDMENT NO. 2 TO
                                   FORM S-8

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                        ______________________________

                          KNIGHT TRADING GROUP, INC.
            (Exact name of registrant as specified in its charter)

          Delaware                                   22-3689303
   (State of incorporation)                (I.R.S. employer identification no.)
 ____________________________________________________________________________

                           Newport Tower, 23rd Floor
                             525 Washington Blvd.
                         Jersey City, New Jersey 07310
                                (201) 222-9400
              (Address of principal executive offices) (Zip code)
                  __________________________________________

                        THE KNIGHT TRADING GROUP, INC.
                         1998 LONG TERM INCENTIVE PLAN
                           (Full title of the Plan)

                             John H. Bluher, Esq.
            Executive Vice President, General Counsel and Secretary
                          Knight Trading Group, Inc.
                           Newport Tower, 23rd Floor
                             525 Washington Blvd.
                         Jersey City, New Jersey 07310
                                (201) 222-9400
(Name, address and telephone number, including area code, of agent for service)

                                  Copies to:

                            Matthew J. Mallow, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                                4 Times Square
                           New York, New York 10036


                                          CALCULATION OF REGISTRATION FEE
=============================================================================================================
       Title of Securities          Amount to be     Proposed Maximum     Proposed Maximum      Amount of
        to be Registered           Registered (1)     Offering Price     Aggregate Offering   Registration
                                                      Per Share (2)          Price (1)             Fee
=============================================================================================================
Class A Common                      13,000,000            $8.29                $107,770,000     $5,043.64
Stock, par value
$.01 per share

=============================================================================================================

     (1) Represents the additional number of shares of Common Stock issuable under the Knight Trading Group, Inc. 1998 Long Term Incentive Plan.
     Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the
     "Securities Act"), this registration statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans.

     (2) Estimated pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices for a share of Common Stock as reported on The Nasdaq Stock Market on July 22, 2003.



                               EXPLANATORY NOTE
                  POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8

         Knight Trading Group, Inc. (the "Company") originally filed a Form S-8, under the name Knight/Trimark Group, Inc., to register 7,409,500 shares of common stock (File No. 333-71421-00) issuable pursuant to the Knight Trading Group, Inc. 1998 Long Term Incentive Plan (the "LTIP "), formerly known as the Knight/Trimark 1998 Long Term Incentive Plan, and the Knight/Trimark Group, Inc. 1998 Nonemployee Director Stock Option Plan (the "Director Plan" and, together with the LTIP, the "Plans"). The LTIP authorized the issuance of 7,145,500 shares, and the Director Plan authorized the issuance of 264,000 shares. Subsequently, on May 14, 1999, the Company effected a 2-for-1 stock split, thereby adjusting the number of shares issuable pursuant to the Plans to 14,819,000, with 14,291,000 shares issuable pursuant to the LTIP and 528,000 issuable pursuant to the Director Plan. On May 17, 2000, a majority of the Company's stockholders approved an amendment to the LTIP to increase the number of shares issuable thereunder by 10,000,000 shares, for a total of 24,291,000 shares issuable pursuant to the LTIP. The following year, on May 16, 2001, a majority of the Company's stockholders approved another amendment to the LTIP to increase the number of shares issuable thereunder by 3,000,000 shares, for a total of 27,291,000 shares issuable pursuant to the LTIP. This Post-Effective Amendment No. 2 is being filed to register the sale of the 13,000,000 additional shares approved by the stockholders. The contents of the Registration Statement on Form S-8 (File No. 333-71421-00), as previously amended, are incorporated by reference into this Post-Effective Amendment No. 2.


Item 8.       EXHIBITS

EXHIBIT                    EXHIBIT
NUMBER

5                          Opinion of Counsel

23.1                       Consent of Auditors

23.2                       Consent of Counsel (included in Exhibit 5)

24 Power of Attorney (included on the signature page of this Post-Effective Amendment).


                                  SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on this 23rd day of July, 2003.

                                        KNIGHT TRADING GROUP, INC.


                                        /s/ Thomas M. Joyce
                                        ___________________________________
                                        Name:  Thomas M. Joyce
                                        Title: Chief Executive Officer,
                                               President and Director

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas M. Joyce and John B. Howard, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Exchange Act of 1934 (the "Exchange Act") and any rules, regulations and requirements of the U.S. Securities and Exchange Commission in connection with this Post- Effective Amendment to Form S-8 and any and all amendments hereto, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Exchange Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.





/s/ Thomas M. Joyce                                             /s/ Gary R. Griffith
_____________________               July 23, 2003               _____________________       July 23, 2003
Thomas M. Joyce                                                 Gary R. Griffith
Chief Executive Officer,                                        Director
President and Director


/s/ John B. Howard                                              /s/ Robert M. Lazarowitz
_____________________               July 23, 2003               _____________________       July 23, 2003
John B. Howard                                                  Robert M. Lazarowitz
Senior Managing Director, Chief                                 Director
Financial Officer (Principal
Financial and Accounting Officer)


/s/ Anthony M. Sanfilippo                                       /s/ Bruce R. McMaken
_____________________               July 23, 2003               ____________________        July 23, 2003
Anthony M. Sanfilippo                                           Bruce R. McMaken
Director and Executive Vice                                     Director
President


/s/ Charles V. Doherty                                          /s/ Rodger O. Riney
_____________________               July 23, 2003               ____________________        July 23, 2003
Charles V. Doherty                                              Rodger O. Riney
Chairman of the Board                                           Director


                                                                     Exhibit 5


                          Knight Trading Group, Inc.
                           Newport Tower, 23rd Floor
                             525 Washington Blvd.
                             Jersey City, NJ 07310


                                               July 23, 2003

Knight Trading Group, Inc.
Newport Tower, 23rd Floor
525 Washington Blvd.
Jersey City, NJ 07310

             Re:  Post-Effective Amendment to Form S-8

Ladies and Gentlemen:

         Knight Trading Group, Inc., a Delaware corporation (the "Company"), is registering for sale under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a post-effective amendment to the registration statement on Form S-8 (the "Registration Statement"), an additional 13,000,000 shares (the "Shares") of Class A Common Stock of the Company, par value $0.01 per share ("Common Stock"). The Shares have been reserved for issuance upon exercise of stock options that have been granted under the Company's 1998 Long Term Incentive Plan (the "Plan").

         As General Counsel of the Company, I have general supervision over the Company's legal affairs. In such capacity, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (a) the Post-Effective Amendment to the Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof, (b) the Plan, (c) a specimen certificate evidencing the Common Stock, (d) the Amended and Restated Certificate of Incorporation of the Company, as presently in effect, (e) the Amended and Restated By-Laws of the Company, as presently in effect, (f) certain resolutions of the Board of Directors of the Company relating to, among other things, the Plan (collectively, the "Board Resolutions") and (g) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

         In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In examining documents executed or to be executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon certificates, statements or representations of officers and other representatives of the Company, public officials and others. In rendering the opinion set forth below, I have assumed that (i) the certificates representing the Shares under the Plan will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen thereof examined by me and (ii) prior to the issuance of any Shares under the Plan, the Company and the relevant optionee will have duly entered into stock option or similar agreements ("Agreements") in accordance with the Board Resolutions and the Plan, as the case may be.

         Based upon and subject to the foregoing, I am of the opinion that the Shares under the Plan have been duly and validly authorized for issuance and, when delivered and paid for in accordance with the terms of the Agreements, will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Post-Effective Amendment No. 2 to Registration Statement No. 333-71421-00. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.


                                         Very truly yours,


                                         /s/ John H. Bluher
                                         _______________________
                                         John H. Bluher
                                         Executive Vice President,
                                         General Counsel and Secretary

                                                                  Exhibit 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 23, 2003, except Note 18, as to which is dated March 31, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Knight Trading Group, Inc., which is incorporated by reference in Knight Trading Group's Annual Report on Form 10-K for the year ended December 31, 2002.




/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York
July 22, 2003